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                                                               EXHIBIT 99(c)(4)

                              INDEMNITY AGREEMENT
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          AGREEMENT, dated as of _______________, by and between _____________
(the "Company") and the undersigned director and/or officer of the Company (the "Indemnitee").

          In view of the substantial increase in directors' and officers' litigation costs and risks and the recent limitations on the availability and cover age of liability insurance, and in view of the mutual desire of the parties that the Indemnitee render valuable services to the Company, this Agreement is entered into in order to provide assurance to the Indemnitee that the Company will indemnify the Indemnitee against such costs and risks to the full extent permitted by the laws of the State of New York.

          1.   Indemnification.  To the full extent permitted by the laws of the
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State of New York as from time to time in effect, the Company shall indem nify the Indemnitee and any persons referred to in the second sentence of Section 6 against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, to which the Indemnitee or such person is made or threatened to be made a party by reason of the fact that the Indemnitee then is or was a director or officer of the Company or then serves or has served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company. To the full extent so permitted, the foregoing shall apply to actions by or in the right of the Company and require the Company to pay expenses in advance of final disposi tion.

          2.   Procedure for Indemnification.  After the final disposition of
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any action or proceeding covered by this Agreement, the Indemnitee shall send to the Company a written request for any indemnification sought under this Agreement. The Company shall promptly make a finding whether the indemnifi cation requested is permitted by the laws of the State of New York and, no later than 60 days following receipt by the Company of such request, the Company shall cause the indemnification provided hereunder to be authorized and paid unless the finding is that the indemnification requested is not permitted by such laws.
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                    (a) The burden of proving that such standard has not been
               met shall be on the Company. During such 60-day period, the Indemnitee shall be given an opportunity to be heard and to present evidence in connection with consider ation by the Board of Directors, independent legal counsel or the stockholders, as the case may be, of any findings required by applicable law.

                    (b) If the Company does not pay the indemnifica tion
               requested by the Indemnitee within 60 days after the receipt of such request, the Indemnitee's right to indemnifi cation shall be enforceable in any court of competent juris diction as set forth below. In any such action, neither the making of, nor failure to make, any finding by the Compa ny (including its Board of Directors, its independent legal counsel and its stockholders) that indemnification of the Indemnitee is proper or not proper in the circumstances, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of con duct. The Indemnitee's reasonable expenses, including attorneys' fees, actually and necessarily incurred in connec tion with successfully establishing the right to indemnifica tion, in whole or in part, in any such action shall also be indemnified by the Company.

                    (c) Any action instituted by the Company or by the
               Indemnitee under this Agreement may be maintained as to the Company and the Indemnitee in any court of compe tent jurisdiction, including but not limited to the courts of the State of New York. The Company and the Indemnitee each consents to the exercise of jurisdiction and venue over the Company or the Indemnitee, as the case may be, by the Supreme Court of the State of New York in and for the County of New York.

          3.   Procedure for Advancement of Expenses.  Promptly upon receipt by
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the Company of a written request for payment of expenses incurred by the
Indemnitees in defending any action or proceeding covered by Section 1, accompanied by documentation of the expenses incurred and by an undertaking by the Indemnitee to repay the amount advanced as and to the extent required by

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Section 725 of the New York Business Corporation Law, the Company shall pay the amount requested to or as directed by the Indemnitee notwithstanding the absence of a final disposition of the action or proceeding.

          4.   Change in Control.  Following a Change in Control (as hereafter
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defined), any finding whether indemnification is permitted by the laws of the
State of New York shall, if the Indemnitee so elects, be based upon the written opinion of special independent counsel selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Following a Potential Change in Control (as hereafter defined), the Company shall, if the Indemnitee so elects, create an irrevocable trust for the benefit of the Indemnitee with a trustee selected by the Indemnitee and fund such trust from time to time in amounts sufficient to satisfy any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably anticipated or proposed to be incurred or paid.

                    (a) Such counsel shall render an opinion to the Board of
               Directors and the Indemnitee as to whether indem nification is permitted by the laws of the State of New York. The Company shall pay the reasonable fees of such counsel.

                    (b) Such trust shall provide that, following a Change in
               Control, (i) the Trustee shall effect the indemnifi cation and advances called for by this Agreement in accor dance with the procedures and conditions of Sections 2 and 3 and (ii) all unexpended funds in the trust shall revert to the Company upon a final determination that the Indemnitee has been fully indemnified under the terms of this Agree ment.

                    (c) A "Change in Control" shall mean: (i) the date that any person or group deemed a person under Sec tions 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company or any of its affiliates imme diately prior to that date, in a transaction or series of trans actions has become the beneficial owner, directly or indi rectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act), of 25% or more of the outstanding securities of the Company hav-

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               ing the right under ordinary circumstances to vote at an election of the Board of Directors; (ii) the date on which one third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any mem ber of the Board of Directors as of November 1, 1986 and any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board); and (iii) the date of approval by the stockholders of the Company of an agreement providing for (x) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares enti tling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corpo ration issuing cash or securities in the merger or consolida tion or (y) the sale or other disposition of all or substantial ly all the assets of the Company.

                    (d) A "Potential Change in Control" shall be deemed to have occurred if: (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

          5.   Voluntary Proceedings.  Notwithstanding anything in this
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Agreement to the contrary, prior to a Change in Control, the Indemnitee shall not

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be entitled to indemnification or any advance pursuant to this Agreement in connection with any claim, action or proceeding initiated by the Indemnitee against the Company or any director or officer of the Company unless the institution of such claim, action or proceeding was authorized prior to its com mencement by a majority vote of the Board of Directors or the Indemnitee is successful on the merits in such claim, action or proceeding.

          6.   Other Rights; Continuation of Right to Indemnification.  The
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indemnification and advances provided by this Agreement shall not be deemed exclusive of any other rights consistent with the laws of the State of New York to which a director or officer seeking indemnification may be entitled under any law (common or statutory), provision of the Company's certificate of incorporation or by-laws, resolution of stockholders or directors, other agreement or otherwise, both as to action in the Indemnitee's official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, and shall continue notwithstanding that the Indemnitee may have ceased to be a director or officer or to act as such employee or agent. The provisions of this Agreement shall inure to the benefit of the estate, heirs, executors, administrators and other personal representatives of the Indemnitee.

          7.   Amendments.  This Agreement may not be amended without the
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agreement in writing of the Company and the Indemnitee.

          8.   Savings Clause.  If any portion of this Agreement shall be deemed
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invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Company shall nevertheless indemnify the Indemnitee as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

          9.   Survival Clause.  The Company acknowledges that, in providing
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services to the Company, the Indemnitee is relying on this Agreement.
Accordingly, the Company agrees that its obligations hereunder will survive (i) any actual or purported termination of this Agreement by the Company or its successors or assigns whether by operation of law or otherwise, (ii) any change in the Company's certificate of incorporation or by-laws and (iii) termination of the Indemnitee's services to the Company (whether such services were terminated by the Company or the Indemnitee), whether or not a claim is made or an action or

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proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the certificate of incorporation or by-laws, or termination of the Indemnitee's services.

          10.  Successors and Assigns of the Company.  This Agreement shall be
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binding on the successors and assigns of the Company whether by operation of law or otherwise.

          11.  Governing Law.  This Agreement shall be governed in all respects,
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including validity, interpretation and effect, by the laws of the State of New
York (without giving effect to the provisions thereof relating to conflict of laws).

          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

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                                        By:________________________

                                        INDEMNITEE:


                                        ___________________________

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